Pricing Supplement (To the Prospectus, the Prospectus Supplement and the Product Prospectus Supplement, each dated December 20, 2023)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-275898 March 22, 2024
Royal Bank of Canada	$4,785,000 Contingent Digital Return Barrier Notes Due March 26, 2026 Linked to the iShares® MSCI Emerging Markets ETF Senior Global Medium-Term Notes, Series J
General
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The Notes are designed for investors who seek to receive a Contingent Digital Return at maturity based on the performance of the iShares® MSCI Emerging Markets ETF (the “Reference Asset”). Investors should be willing to forgo interest and dividend payments and, if the price of the Reference Asset declines by more than 10%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Royal Bank of Canada maturing on March 26, 2026.(a) Any payments on the Notes are subject to our credit risk.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	The Notes priced on March 22, 2024 (the “Pricing Date”), and will be issued on March 27, 2024 (the “Issue Date”).
Key Terms	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product prospectus supplement.
Issuer:	Royal Bank of Canada
Reference Asset:	iShares® MSCI Emerging Markets ETF (Bloomberg symbol: “EEM”)
Contingent Digital Return:	20.88% ($208.80 per $1,000 in principal amount)
Payment at Maturity:
If the Final Price is greater than or equal to the Barrier Price, you will receive a cash payment that provides you with a return equal to the Contingent Digital Return. Accordingly, if the Final Price is greater than or equal to the Barrier Price, your payment per $1,000 in principal amount of the Notes will be calculated as follows:
$1,000 + ($1,000 x Contingent Digital Return)
If the Final Price is less than the Barrier Price, your payment per $1,000 in principal amount of the Notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change)
In this case, the amount of cash that you will receive at maturity will represent a loss of your principal that is proportionate to the decline in the price of the Reference Asset from the Initial Price to the Final Price. You will lose a significant portion, or possibly even all, of the principal amount.

Percentage Change:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows:
Barrier Price:	$36.77, which is 90.00% of the Initial Price (rounded to two decimal places).
Initial Price:	$40.86, which was the closing price of the Reference Asset on the Pricing Date.
Final Price:	The closing level of the Reference Asset on the Valuation Date.
Valuation Date:	March 23, 2026(a)(b)
Maturity Date:	March 26, 2026(a)(b)
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
CUSIP/ISIN:	78017FPL1 / US78017FPL12
Estimated Value:
The initial estimated value of the Notes as of the Pricing Date was $979.98 per $1,000 in principal amount, which is less than the principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

(a) Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page PS-4 of this document, and “Risk Factors” beginning on page PS-6 of the product prospectus supplement, page S-3 of the prospectus supplement and page 1 of the prospectus.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public[1]	Underwriting Commission[2]	Proceeds to Royal Bank of Canada
Per Note	$1,000.00	$15.00	$985.00
Total	$4,785,000.00	$71,775.00	$4,713,225.00
1 Certain fiduciary accounts purchasing the Notes will pay a purchase price of $985.00 per Note, and the placement agents will forgo any fees with respect to sales made to those accounts. The price to the public for all other purchases of the Notes is 100%.
2 JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Notes and will receive a fee from the Issuer of $15.00 per $1,000 in principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts.

RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC
Placement Agents

ADDITIONAL TERMS OF THE NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. You should read this pricing supplement carefully. December 20, 2023
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank,” “we,” “us,” or “our” refers to Royal Bank of Canada.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?
The following table illustrates the hypothetical total return at maturity on the Notes. The “total return,” as used in this pricing supplement, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 in principal amount of the Notes to $1,000. The hypothetical total returns and examples set forth below are based on a hypothetical Initial Price of $100.00, a hypothetical Barrier Price of $90.00, the Contingent Digital Return of 20.88%, and the hypothetical Final Prices as set forth below. The actual Initial Price and Barrier Price are set forth on the cover page of this document, and the actual Final Price will be determined based on the closing price of the Reference Asset on the Valuation Date.
The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Final Price	Percentage Change	Payment at Maturity	Total Return on the Notes
$170.00	70.00%	$1,208.80	20.88%
$150.00	50.00%	$1,208.80	20.88%
$140.00	40.00%	$1,208.80	20.88%
$120.88	20.88%	$1,208.80	20.88%
$120.00	20.00%	$1,208.80	20.88%
$110.00	10.00%	$1,208.80	20.88%
$100.00	0.00%	$1,208.80	20.88%
$95.00	-5.00%	$1,208.80	20.88%
$90.00	-10.00%	$1,208.80	20.88%
$80.00	-20.00%	$800.00	-20.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$20.00	-80.00%	$200.00	-80.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.
Example 1: The price of the Reference Asset increases from the Initial Price to a Final Price of $150, resulting in a Percentage Change of 50%.
Because the Final Price is greater than or equal to the Barrier Price, the investor receives a payment at maturity of $1,208.80 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + ($1,000 x 20.88%) = $1,208.80
In this case, the return on the Notes is less than the Percentage Change of the Reference Asset.
Example 2: The price of the Reference Asset decreases from the Initial Price to a Final Price of $95, resulting in a Percentage Change of -5%.
Because the Final Price is greater than or equal to the Barrier Price, the investor receives a payment at maturity of $1,208.80 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + ($1,000 x 20.88%) = $1,208.80
In this case, the return on the Notes is positive, even though the Percentage Change is negative.
Example 3: The price of the Reference Asset decreases from the Initial Price to a Final Price of $40, resulting in a Percentage Change of -60%.
Because the Final Price is less than the Barrier Price, the investor receives a payment at maturity of $400.00 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + ($1,000 x -60%) = $400
In this case, the amount of cash that will be paid on the Notes will be significantly less than the principal amount.

Selected Purchase Considerations
•	Appreciation Potential — The Notes provide the opportunity to receive the Contingent Digital Return if the Final Price is greater than or equal to the Barrier Price.
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Limited Protection Against Loss — Payment at maturity of the principal amount of the Notes is protected against a decline in the Final Price, as compared to the Initial Price, of up to 10%.  If the Final Price is less than the Initial Price by more than 10%, the amount of cash that you will receive at maturity will represent a loss of your principal that is proportionate to the decline in the price of the Reference Asset from the Initial Price to the Final Price.

Selected Risk Considerations
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
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You May Lose All or a Portion of the Principal Amount at Maturity —Investors in the Notes could lose all or a substantial portion of their principal amount if the price of the Reference Asset decreases by more than 10%.  If the Percentage Change is less than -10%, the amount of cash that you will receive at maturity will represent a loss of your principal that is proportionate to the decline in the price of the Reference Asset from the Initial Price to the Final Price.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Your Potential Payment at Maturity Is Limited — The Notes will provide less opportunity to participate in increases in the price of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the return on the Notes will not exceed the amount represented by the Contingent Digital Return. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to increases in the Reference Asset.

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Owning the Notes Is Not the Same as Owning Shares of the Reference Asset — The return on the Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the Reference Asset would have. Further, you will not participate in any appreciation of the price of Reference Asset.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time.  This will be the case even if the price of the Reference Asset increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

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Market Disruption Events and Adjustments May Adversely Affect Your Return on the Notes — The payment at maturity, the Valuation Date and the Reference Asset are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event on the Valuation Date, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to the Estimated Value of the Notes
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The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes That Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Pricing Date — The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of ours may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for the Notes in any secondary market could be substantial.

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Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	the dividend rates on the Reference Asset and the securities that it holds;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Risks Relating to the Reference Asset
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An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because foreign companies or foreign equity securities represented by the EEM are publicly traded in the applicable foreign countries and are denominated in non-U.S. currencies, an investment in the Notes involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

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An Investment in the Notes Is Subject to Risks Associated with Emerging Markets — Investments in securities linked directly or indirectly to emerging market equity securities, such as the securities held by the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible, before making a decision to invest in the Notes.

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The Notes Are Subject to Exchange Rate Risks — The share prices of the EEM will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EEM are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EEM will be adversely affected and the price of the EEM, and consequently, the market value of the Notes may decrease.

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The Reference Asset and Its Underlying Index Are Different — The performance of the Reference Asset may not exactly replicate the performance of its underlying index, because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset or due to other circumstances. The Reference Asset may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities underlying the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of its underlying index as well as the net asset value per share of the Reference Asset, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
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Adjustments to the Reference Asset Could Adversely Affect the Notes — The advisor of the Reference Asset, is responsible for calculating and maintaining the Reference Asset. The advisor can add, delete or substitute the stocks comprising the Reference Asset. The advisor may make other methodological changes that could change the share price of the Reference Asset at any time. Any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

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We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor — The sponsor of the underlying index for the Reference Asset is not our affiliate and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor has no obligation of any sort with respect to the Notes. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.
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We and Our Affiliates Do Not Have Any Affiliation with the Advisor and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with the Reference Asset’s advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Asset. The advisor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Asset that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the advisor or the Reference Asset contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Reference Asset.

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The Reference Asset Is Subject to Management Risks — The Reference Asset is subject to management risk, which is the risk that the advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the advisor may invest a portion of the Reference Asset’s assets in securities not included in the relevant industry or sector but which the Advisor believes will help the Reference Asset track the relevant industry or sector.

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The Payments on the Notes Are Subject to Anti-dilution Adjustments — For certain corporate or organizational events affecting the Reference Asset, the calculation agent may make adjustments to the terms of the Notes. However, the calculation agent will not make such adjustments in response to all events that could affect the Reference Asset. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the product prospectus supplement as necessary to achieve an equitable result.

Risks Relating to Conflicts of Interest
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The Business Activities of Royal Bank and Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset or the securities that it holds that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Asset or the issuers of the securities that it holds, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset and/or the issuers of the securities that it holds. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the price of the Reference Asset and, therefore, the market value of the Notes.

Additionally, we or our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the price of the Reference Asset and/or the securities that it holds. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Notes.

We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the Valuation Date, which could have an impact on the return of the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

Information Regarding the Reference Asset
The Reference Asset is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information provided to or filed with the SEC can be obtained through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the issuer of the Reference Asset is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the issuer of the Reference Asset with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
iShares® MSCI Emerging Markets ETF (“EEM”)
The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM.” The advisor employs representative sampling to track the MSCI Emerging Markets Index. The EEM generally will invest at least 80% of its assets in the component securities of its underlying index and in investments that have economic characteristics that are substantially identical to the component securities of its underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by the Advisor or its affiliates, as well as in securities not included in the underlying index, but which the Advisor believes will help the EEM track the underlying index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating investments not included in the underlying index.
The MSCI Emerging Markets Index
The MSCI Emerging Markets Index (“MXEF”) is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF currently consists of the following emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 quarterly review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index. In February 2019, MSCI announced a three-step process between May 2019 and November 2019 that would increase the number of Chinese A shares in the Index. In January 2021, in response to an executive order from the U.S. government which prohibited investments in certain Chinese securities, MSCI removed 10 Chinese securities from the MSCI Emerging Markets Index, which accounted for less than 1% of the index weight. As of February 29, 2024, Chinese securities represented 25.76% of the MSCI Emerging Markets Index.
The MXEF is sponsored by MSCI (the “MXEF Sponsor”). The MXEF Sponsor determines the composition and relative weightings of the component securities of the MXEF and publishes information regarding the market value of the MXEF. The MXEF is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets (“DM,” “EM,” and “FM,” respectively).

General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	defining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
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Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not. Preferred shares that exhibit characteristics of equity securities are analyzed for eligibility by MSCI on a case by case basis. Stapled securities are considered eligible if each of the underlying components exhibit characteristics of equity securities.

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Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) is classified in only one country. All securities in the Equity Universe classified into a Developed Market make up the DM Equity Universe, while all securities in the Equity Universe classified into an Emerging Market make up the EM Equity Universe. Additionally, all securities in the Equity Universe classified into a Frontier Market make up the FM Equity Universe.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by identifying eligible listings for each security in the equity universe and applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The global investable equity universe is the aggregation of all market investable equity universes. The Emerging Markets investable equity universe is the aggregation of all the market investable equity universes for emerging markets.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
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The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country. If a country does not meet the Foreign Listing Materiality Requirement set forth in the index methodology, then securities in that country may not be represented by a foreign listing in the global investable equity.

The investability screens used to determine the investable equity universe in each market are as follows:
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Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. This minimum full market capitalization is referred to as the Equity Universe Minimum Size Requirement. The Equity Universe Minimum Size Requirement applies to all companies in all markets, Developed and Emerging, and is derived as follows: first, the companies in the DM Equity Universe are sorted in descending order of full market capitalization and the cumulative coverage of free float-adjusted market capitalization of the DM Equity Universe is calculated at each company; second, when the free float-adjusted market capitalization coverage of 99% of the sorted Equity Universe is achieved, the full market capitalization of the company at that point defines the Equity Universe Minimum Size Requirement. The rank of each company by descending order of full market capitalization within the DM Equity Universe is noted, and will be used in determining the Equity Universe Minimum Size Requirement at the next rebalance.

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Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities, together with the three-month frequency of trading, are used to select securities with a sound long and short-term liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of an Emerging Market. Certain securities in the MSCI China Equity Universe are not eligible for inclusion in the market investable equity universe unless they meet additional requirements as described further in the index methodology Only one listing per security may be included in the market investable equity universe and priority rules described in the index methodology will be applied in instances when a security has two or more eligible listings that meet the above liquidity requirements. A stock-price limit of $10,000 has been set, thus securities with stock prices above $10,000 fail the liquidity screening. The stock-price limit applies only for non-constituents of the MSCI Global Investable Markets Indexes and does not apply to constituents of the MSCI Global Investable Market Indexes if the stock price surpasses the $10,000 threshold.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. MSCI may make exceptions to this general rule in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of an index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of an index review

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Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%. The index methodology applies an adjustment to securities within the market investable equity universe that have foreign room less than 25%.
•	Financial Reporting Requirement: this investability screen is applied at the company level.
Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
MSCI sets a minimum size cutoff for each size-segment in each market using a size range for all markets derived from a free float-adjusted target market capitalization of the global investable equity universe, together with a target free float-adjusted coverage range set within each individual market investable universe. The intersection of these ranges specifies a size and coverage target area. This is done for each of the three size-segment indexes, namely the Investable Market Index, the Standard Index, and the Large Cap Indexes.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Calculation Methodology for the MSCI Indices
The performance of each MSCI index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices, or any successor to these indices.

Historical Information
The following graph sets forth the historical performance of the Reference Asset from January 1, 2019 through March 22, 2024.  The closing price of the Reference Asset on March 22, 2024 was $40.86. The red line represents the Barrier Price of $36.77, which is equal to 90% of the closing price on March 22, 2024 (rounded to two decimal places).
We obtained the information regarding the historical performance of the Reference Asset in the graph above from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will not result in the loss of all or part of your investment.

Supplemental Plan of Distribution
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the Notes and will receive a fee from the Issuer of $15.00 per $1,000 in principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
Delivery of the Notes will be made against payment for the Notes on March 27, 2024, which is more than two business days following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the Notes shown on your account statement will be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the price shown on your account statement may initially be higher than RBCCM’s estimated value of the Notes. This is because the estimated value of the Notes will reflect the reduction of the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is expected to be a higher amount, reflecting the amortization of RBCCM’s underwriting discount and our estimated profit from hedging the Notes. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect its estimated value.
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the Notes, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the Notes at the time the terms of the Notes were set.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Notes reduced the economic terms of the Notes to you and resulted in the initial estimated value for the Notes being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
U.S. Federal Income Tax Consequences
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our special U.S. counsel, Ashurst LLP, it would generally be reasonable to treat a Note with terms described herein as a pre-paid cash-settled derivative contract in respect of the Reference Asset for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service (the “IRS”) could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon a rebalancing of the Reference Asset), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Terms Incorporated in the Master Note
All of the terms appearing in the sections “Key Terms” (except the item captioned “Estimated Value”) and “U.S. Federal Income Tax Consequences” in this pricing supplement, and the applicable terms included in the product prospectus supplement, the Series J MTN prospectus supplement and the prospectus are incorporated into the master global note that represents the Notes and is held by the Depository Trust Company.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.